Exhibit 10.2

May 11, 2017

Michael Descheneaux
c/o Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA 95054

Dear Mike,

I am very pleased to confirm your appointment to the position of President of Silicon Valley Bank. Your estimated start date for this position is June 5, 2017 (the “Effective Date”).
The Compensation Committee of the Board of Directors (the “Committee") has approved the following benefit be added to your total compensation package.

Severance:
If on or following the Effective Date and through July 1, 2019 SVB Financial Group terminates your employment with SVB Financial Group for other than “Cause” (as defined in Exhibit A), your death or your disability, then subject to the Release Requirement and other terms and conditions set forth in Exhibit A, SVB Financial Group will pay to you the greater of: (i) the direct cash amount you would be eligible to receive under our standard broad-based Severance Benefit Policy (and if applicable, the Change in Control Severance Plan) based on your actual termination date, or (ii) the following severance amounts:

•
If the termination occurs on or after the Effective Date through December 31, 2017, then you will receive two times (2x) your annual base salary (“Base Salary”) and annual target cash incentive compensation under our Incentive Compensation Plan (“Incentive Compensation”), both as in effect at that time;

•
If the termination occurs on or after January 1, 2018 through July 1, 2018, then you will receive one and one-half times (1.5x) your Base Salary and target Incentive Compensation, both as in effect at that time;

•
If the termination occurs on or after July 2, 2018 through December 31, 2018, then you will receive one times (1x) your Base Salary and target Incentive Compensation, both as in effect at that time; and

•
If the termination occurs on or after January 1, 2019 through July 1, 2019, then you will receive one-half times (0.5x) your Base Salary and target Incentive Compensation, both as in effect at that time.

For purposes of clarification you will only be entitled to receive severance benefits under either: (a) this letter or (b) our standard broad-based Severance Benefit Policy (and if applicable, the Change in Control Severance Plan). Other than as set forth in this letter you will not be entitled to any other rights to receive severance under any other agreement, plan, policy or arrangement of SVB Financial Group. After July 1, 2019, you will only be eligible for severance benefits in accordance with the plans, programs, or policies of SVB Financial Group as they may be in effect from time to time.

Mike, we are very enthusiastic about your promotion within the SVB Financial Group team. We are sure you will continue to find SVB Financial Group a stimulating and team-oriented company. If you have any questions, please do not hesitate to call me.

Sincerely,

/s/ GREG BECKER
Greg Becker
President and Chief Executive Officer
SVB Financial Group

ACCEPTED:

/s/ MICHAEL DESCHENEAUX
Michael Descheneaux

Date: May 11, 2017

Exhibit A
Unless otherwise defined below, capitalized terms used herein will have the meanings set forth in this letter.
1.Release Requirement. The receipt of any severance benefits pursuant to this letter will be subject to your signing and not revoking a release of any and all claims and agreement by you to not disparage SVB Financial Group, in a form prescribed by SVB Financial Group (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance benefits under this letter. No severance benefits will be paid or provided until the Release becomes effective and irrevocable.
2.Section 409A.
(a)Notwithstanding anything to the contrary in this letter, no Deferred Payments will be paid or otherwise provided until you have a “separation from service” (within the meaning of Section 409A) from the relevant position or positions. Similarly, no severance payable to you, if any, pursuant to this letter that otherwise would be exempt from Section 409A solely pursuant to Treasury Regulation Section 1.409A‑1(b)(9) will be payable until you have a “separation from service” (within the meaning of Section 409A).
(b)Notwithstanding anything to the contrary in this letter, if you are a “specified employee” within the meaning of Section 409A at the time of your termination of employment (other than due to death), then the Deferred Payments that are payable within the first six (6) months following your separation from service, will, to the extent required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A‑2(b)(2) of the Treasury Regulations.
(c)Any amount paid under this letter that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Agreement.
(d)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of this letter.
(e)The provisions of this letter and the payments and benefits hereunder are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance or other payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. SVB Financial Group and you agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.
3.Definitions.
(a)“Cause” is defined as:
(i)your repeated unexplained or unjustified absence from SVB Financial Group or gross negligence, willful misconduct, or repeated, willful and flagrant insubordination in the performance of your duties to SVB Financial Group as directed by the Board of Directors (the “Board”) or Chief Executive Officer (“CEO”), which remains uncured more than thirty (30) days following written notice from the CEO of his or the Board’s belief that there is Cause for your termination under this clause (i);
(ii)Your willful commission of an act of fraud, breach of trust, or dishonesty including, without limitation, embezzlement, that results in material damage or harm to the business, financial condition or assets of SVB Financial Group; or
(iii)Your conviction of, or plea of no contest to, a felony or a crime involving moral turpitude causing material harm to the standing and reputation of SVB Financial Group, or that affects SVB Financial Group in a material financial way.
No act or failure to act by you will be deemed “willful” if done or omitted to be done by you in good faith and with the reasonable belief that your act or omission was in the best interest of SVB Financial Group or consistent with SVB Financial Group’s policies or the directive of the Board or CEO.
(b)“Code” is defined as the Internal Revenue Code of 1986, as amended.
(c)“Deferred Payment” is defined as any severance pay or benefits to be paid or provided to you (or your estate or beneficiaries) pursuant to this letter and any other severance payments or separation benefits to be paid or provided to you (or your estate or beneficiaries), that in each case, when considered together, are considered deferred compensation under Section 409A.
(d)“Section 409A” is defined as Section 409A of the Code and the final regulations and any guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.
(e)“Section 409A Limit” is defined as two (2) times the lesser of: (i) your annualized compensation based upon the annual rate of pay paid to you during the your taxable year preceding the taxable year of your separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your separation from service occurred.